Exhibit 4.7
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR OTHERWISE IN ACCORDANCE WITH APPLICABLE LAW.
WARRANT TO PURCHASE COMMON STOCK
Company:             Kaltura, Inc., a Delaware corporation (the “Company”)
Number of Warrant Shares:     up to 136,279 Warrant Shares (as such term is defined below).
Type/Series of Shares:        shares of Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”).
Warrant Price:             $0.0001 per share
Issue Date:             March 26, 2020
Agreement:            This Warrant is issued in connection with, and is subject to the terms and conditions set forth under that certain Share Exchange Agreement, dated January 21, 2020 (the “Share Exchange Agreement”), by and among the Company, Newrow, Inc., a company organized under the laws of the State of Delaware, each Company Stockholder listed on Exhibit A thereto, and Rony Zarom, as the representative of the Company Stockholders. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Share Exchange Agreement.
THIS WARRANT CERTIFIES THAT, for value received, receipt of which is hereby acknowledged, Zarom Holding Limited (“Holder”), is entitled to purchase, at any time during the Exercise Period (as defined below), such number of shares of Common Stock of the Company as set forth above and subject to Section 1.1 below, at an exercise price per share equal to the Warrant Price, all subject to the provisions and upon the terms and conditions set forth in this Warrant.
ARTICLE 1.WARRANT SHARES; EXERCISE.
1.1Number of Warrant Shares. The number of Warrant Shares that shall become vested and exercisable under this Warrant, shall be subject to and contingent upon achievement of the performance targets and all other terms and conditions set forth in Section 2.3(b) of the Share Exchange Agreement (including, without limitation, the vesting acceleration provisions set forth in Section 2.3(b)(i)(5)(iii)), such number not to exceed the number of Warrant Shares set forth above. The Holder acknowledges and agrees that the number of Warrant Shares underlying this Warrant shall be determined pursuant to the Share Exchange Agreement, and the Holder shall not have any claim or demand with respect thereto and in connection therewith, subject to the provisions set forth in Section 2.3(b)(i)(4) of the Share Exchange Agreement.
1.2Exercise Period. This Warrant may be exercised by the Holder, in whole or in part (subject to the provisions herein and Section 2.3(b) of the Share Exchange Agreement), at any time following the lapse of thirty (30) months from the Issue Date, and no later than immediately prior to the occurrence of a Triggering Event (such period, the “Exercise Period”). Furthermore, if the Holder does not exercise this Warrant (in whole or in part) within the Exercise Period, then, immediately prior to the last date of the Exercise Period, this Warrant shall be automatically null and void and may not be thereafter exercised. For the purpose hereof “Triggering Event” shall mean the earlier to occur of: (a) the lapse of seven (7) years following the Issue Date; (b) an IPO; (c) an Acquisition

(subject to Section 1.4 below); or (d) an Asset Transfer (as such terms under (b)-(d) are defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time).
1.3Exercise of Warrant. This Warrant may be exercised, in whole or in part, by the Holder, by (i) the surrender of this Warrant to the Company, together with the Notice of Exercise in the form attached hereto as Exhibit B, duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) during the Exercise Period, and (ii) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds to a bank account specified by the Company, or by certified or bank cashier’s check, of the Exercise Price for the number of Warrant Shares specified in the Notice of Exercise. The Company agrees that such Warrant Shares shall be deemed to be issued to the Holder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid. A stock certificate or certificates for the number of Warrant Shares specified in the Notice of Exercise shall be delivered to the Holder as promptly as practicable and in any event within seven (7) days after the date thereof. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of the share certificate or certificates, deliver to the Holder a new Warrant evidencing the right to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical to this Warrant.
1.4Warrant treatment upon Acquisition. Subject to the provisions of Section 2.3(b) of the Share Exchange Agreement, in the event of the consummation of an Acquisition during the Earn-Out Period, then the Company shall decide, at its sole discretion, upon the closing of any such Acquisition, whether the acquiring, surviving or successor entity shall assume the obligations of the Company under this Warrant or if this Warrant shall be cancelled and converted into the right to receive the same securities and/or other property (including cash) as would have been paid for the Warrant Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Shares were outstanding on and as of the closing of such Acquisition, provided however, that in any and all events, all terms, conditions and restrictions that are applicable to the achievement of the performance targets and conditions set forth in the Share Exchange Agreement shall continue to apply with respect to such assumption or to such securities and/or other property, as applicable.
1.5No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise hereunder, and the Company shall round to the nearest whole share, the number of Warrant Shares to be issued hereunder.
1.6No Rights of Stockholders. Prior to exercise, the Holder (in its capacity as a holder of this Warrant) shall not be entitled to any right to vote, to receive cash dividends, give or withhold consent to any corporate action, receive notice of meetings of the stockholders or be deemed a holder of the Warrant Shares issuable upon exercise of this Warrant. Upon exercise hereof, as set forth herein, the Holder shall be deemed to be a stockholder of the Company holding the number of Warrant Shares as to which this Warrant has been exercised on the date the Notice of Exercise has been received by the Company at the principal office of the Company with any payment or other documents called for by the terms hereof.
1.7Replacement of Warrants. On receipt of a duly executed affidavit of an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.
ARTICLE 2.    ADJUSTMENTS TO THE SHARES. The number of Warrant Shares purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
2.1Share Splits and Combinations. If the Company at any time or from time to time, during the Exercise Period, effects a subdivision of the outstanding shares of Common Stock, then, the number of shares of

Common Stock issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time, during the Exercise Period, combines the outstanding Common Stock, then, the number of shares of Common Stock issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Section 2.1 shall become effective at the close of business on the date the subdivision or combination becomes effective.
2.2Adjustment for Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Warrant Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
2.3Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time, during the Exercise Period makes, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, without payment therefor, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of Warrant Shares issuable upon exercise of this Warrant (if any) shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Warrant Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of Warrant Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 2.3 as of the time of actual payment of such dividends or distributions.
2.4Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time during the Exercise Period makes, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive, without payment therefor, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the Holder shall receive upon exercise of this Warrant (in whole or in part), in addition to the number of Warrant Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had this Warrant been exercised for such number of Warrant Shares immediately prior to such event (or the record date for such event) and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section 2 with respect to the rights of the Holder.
2.5Adjustment of Warrant Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Warrant Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares exercisable hereunder shall be adjusted.
ARTICLE 3.    REPRESENTATIONS AND WARRANTIES. The Holder represents and warrants to the Company as follows:
3.1Share Exchange Agreement. The Holder understands, acknowledges and confirms that the exercisability of this Warrant and the issuance of the Warrant Shares upon exercise hereof are subject to and contingent upon all terms and conditions of the Share Exchange Agreement, and may be reduced and/or forfeited by the Company in accordance with the terms of Article 10 thereof.

3.2Purchase for Own Account. This Warrant and the Warrant Shares to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the 1933 Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Warrant Shares.

3.3Investment Experience. The Holder has experience as an investor in securities, and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in this Warrant and the underlying Warrant Shares and has such knowledge and experience in financial or business matters such that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and the underlying Warrant Shares. Holder understands that the purchase of this Warrant and the underlying Warrant Shares involves substantial risk.
3.4Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated, as presently in effect, under the 1933 Act, or a Non-U.S. Person as defined under Regulation S promulgated under the 1933 Act.

3.5The Act. Holder understands that this Warrant and the Warrant Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that, without derogating from any and all restrictions on transfer set forth herein, this Warrant and the Warrant Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.
3.6Market “Stand-Off.” Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s first sale of its Common Stock in an IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) or, if required by such underwriter, such longer period of time as is necessary to enable such underwriter to issue a research report or make a public appearance that relates to an earnings release by the Company within fifteen (15) days before or after the date that is one hundred eighty (180) days after the effective date of the registration statement relating to such offering, but in any event not to exceed two hundred ten (210) days following the effective date of the registration statement relating to such offering, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

3.7Rights and Restriction. Holder has received a copy of the Company’s Amended and Restated Certificate of Incorporation, Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, and the Company’s Amended and Restated Voting Agreement. The Holder understands and acknowledges that the Warrant Shares issuable upon exercise of the Warrants shall be subject to all restrictions and obligations as are applicable to Common Stock pursuant to the foregoing documents, including, without limitation restriction on transfer of the Warrant Shares. Upon any exercise of this Warrant, Holder shall, if the Company so requests in writing, become a party to, by execution and delivery to the Company of a counterpart signature page, joinder agreement, instrument of accession or similar instrument, the Company’s then-effective voting agreement, right of first refusal and co-sale agreement and/or each other agreement entered into among the Company and the holders of outstanding shares of Common Stock.

ARTICLE 4.    MISCELLANEOUS
4.1Legends. In addition to any other required legends applicable to the Company’s Common Stock, this Warrant and the Warrant Shares shall bear the following legend(s):
THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). THE SECURITIES REPRESENTED HEREBY ARE ALSO SUBJECT TO CERTAIN REPURCHASE RIGHTS, CANCELLATION RIGHTS AND FORFEITURE PROVISIONS SET FORTH IN THE SHARE EXCHANGE AGREEMENT AND/OR WARRANTS PURSUANT TO WHICH SUCH SECURITIES WERE ISSUED.
4.2Compliance with Securities Laws on Transfer. This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).
4.3Transfers. This Warrant may not be sold, pledged, encumbered, assigned, transferred, or otherwise disposed of without the prior written consent of the Company.
4.4No Impairment. The Company will not, by amendment of its Certificate of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company will take all such corporate action as may be reasonably necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant pursuant to the terms and subject to the conditions herein.
4.5Notices. Except as may be otherwise provided herein, all notices, requests, demands and other communications hereunder, including but not limited to Notices of Exercise, shall be in writing and shall be deemed to have been given in accordance with the provisions of Section 11.1 of the Share Exchange Agreement.
4.6Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).
4.7Amendment. This Warrant may only be modified or amended by the written consent of the Company and the Holder.
4.8Entire Agreement. This Warrant and the exhibits hereto, together with the Share Exchange Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

4.9Governing Law. This Warrant, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof).
[Signatures on Next Page]

Company:

Kaltura, Inc.

		By:	/s/ Ron Yekutiel
Ron Yekutiel
Chief Executive Officer

Holder:

Zarom Holding Limited
By:	/s/ Rony Zarom
Name: Rony Zarom
Title: Signatory

[Signature Page—Warrant to Purchase Common Stock]

Exhibit A
Share Exchange Agreement

Exhibit B
NOTICE OF EXERCISE

The undersigned registered Holder of this Warrant hereby irrevocably exercises such Warrant for, and purchases thereunder, ______________ shares of Common Stock and herewith makes payment of $______________ therefore.
Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:
            __________________________
            __________________________
            __________________________
The undersigned represents it is acquiring the Warrant Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 3 of the Warrant as of the date hereof.

Name of Holder:

By:___________________________
Name:
Title:
Date:

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK
This Amendment (the “Amendment”) to that certain warrant to purchase common stock, issued by Kaltura Inc, a Delaware corporation (the “Company”) to Zarom Holding Limited (“Holder”) on March 26, 2020 (the “Warrant”), is entered into as of January 4, 2021 (the “Amendment Effective Date”), by and between the Company and the Holder. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Warrant.

WHEREAS, the Company and the Holder had mutually agreed to amend the terms and conditions of the Warrant, all as further detailed below;
NOW THEREFORE, in consideration of the foregoing, the Company and Holder mutually agree to amend the Warrant, which amendment shall be effective as of the Amendment Effective Date, as set forth below.
1.It is hereby agreed by the Company and the Holder that, as of the Amendment Effective Date, the following terms and provisions shall apply to the Warrant, replacing, supplementing or changing existing terms in the Warrant, as detailed below.

2.Section 1.2 of the Warrant shall be deleted and replaced in its entirety with the following:
“1.2     Exercise Period. This Warrant may be exercised by the Holder, in whole or in part (subject to the provisions herein and Section 2.3(b) of the Share Exchange Agreement), at any time following the lapse of thirty (30) months from the Issue Date, and no later than immediately prior to the occurrence of a Triggering Event (such period, the “Exercise Period”). Furthermore, if the Holder does not exercise this Warrant (in whole\or in part) within the Exercise Period, then, immediately prior to the last date of the Exercise Period, this Warrant shall be automatically null and void and may not be thereafter exercised. For the purpose hereof “Triggering Event” shall mean the earlier to occur of: (a) the lapse of seven (7) years following the Issue Date; (b) an Acquisition (subject to Section 1.4 below); or (c) an Asset Transfer (as such terms under (b)-(c) are defined in the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time).”

3. Miscellaneous.
3.1Effective Date. This Amendment shall be effective as of the Amendment Effective Date.

3.2Survival of Provisions. Except as explicitly amended and modified hereby, which amendments shall have effect on the entire Warrant, all other terms and conditions of the Warrant shall remain in full force and effect in accordance with their terms.

3.3Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware, applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

3.4Entire Agreement. The Warrant, the Amendment and all exhibits and schedules thereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matters hereof and thereof supersede and terminate any previous agreement or arrangement between the parties hereto, whether written or oral. Any term of this Amendment may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the mutual written consent of all of the parties hereto.

3.5Counterparts. This Amendment may be executed in any number of counterparts, by fax or original signature, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered on and as of the Effective Date.

KALTURA INC.	ZAROM HOLDING LIMITED

By:	By:

Name:	Name:

Title:	Title: